UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2021

HAEMONETICS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 001-14041

Massachusetts	04-2882273
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

125 Summer Street Boston, MA 02110
(Address of principal executive offices, including zip code)

781-848-7100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	HAE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Purchase Agreement

On March 2, 2021, Haemonetics Corporation (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with certain initial purchasers (the “Initial Purchasers”) agreeing, subject to customary conditions, to issue and sell $435,000,000 principal amount of the Company’s 0.00% Convertible Senior Notes due 2026 (the “Notes”) to the Initial Purchasers. In addition, pursuant to the Purchase Agreement, the Company granted the Initial Purchasers an option to purchase, for settlement within a period of 13 days from, and including, the date the Notes are first issued, up to an additional $65,000,000 principal amount of Notes. The issuance of $435,000,000 of Notes was completed on March 5, 2021.  The Company intends to use the net proceeds to fund the cost of entering into the Capped Call Transactions described below and intends to use the remainder of the net proceeds from the offering to reduce the amount of indebtedness pursuant to the Company’s existing credit facility and for working capital and other general corporate purposes.  The Notes were issued pursuant to, and are governed by, an indenture (the “Indenture”), dated as of March 5, 2021, between the Company and U.S. Bank National Association, as trustee (the “Trustee”). A copy of the Indenture is filed as Exhibit 4.1 and a copy of the Notes is filed as Exhibit 4.2 to this Current Report on Form 8-K, each of which is incorporated herein by reference.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities.

Indenture and Notes

The Notes will be the Company’s senior, unsecured obligations and will be (i) equal in right of payment with the Company’s existing and future senior, unsecured indebtedness; (ii) senior in right of payment to the Company’s existing and future indebtedness that is expressly subordinated to the Notes; (iii) effectively subordinated to the Company’s existing and future secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and (iv) structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent the Company is not a holder thereof) preferred equity, if any, of the Company’s subsidiaries.

The Notes do not bear regular interest, and the principal amount of the notes will not accrete. The Notes will mature on March 1, 2026, unless earlier repurchased, redeemed or converted. Before September 1, 2025, noteholders will have the right to convert their Notes only upon the occurrence of certain events. From and after September 1, 2025, noteholders may convert their Notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. The Company will settle conversions of the notes by paying or delivering, as applicable, cash or a combination of cash and shares of the Company’s common stock, in no event with a specified dollar amount less than $1,000 per $1,000 principal amount of notes. The initial conversion rate is 5.7033 shares of common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $175.34 per share of common stock. The conversion rate and conversion price will be subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the conversion rate will, in certain circumstances, be increased for a specified period of time.

The Notes will be redeemable, in whole or in part, at the Company’s option at any time, and from time to time, on or after March 5, 2024 and on or before the 40th scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid special interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of the Company’s common stock exceeds 130% of the conversion price on (i) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Company sends the related redemption notice; and (ii) the trading day immediately before the date the Company sends such notice. In addition, calling any Note for redemption will constitute a Make-Whole Fundamental Change with respect to that Note, in which case the conversion rate applicable to the conversion of that Note will be increased in certain circumstances if it is converted after it is called for redemption.

If certain corporate events that constitute a “Fundamental Change” (as defined in the Indenture) occur, then noteholders may require the Company to repurchase their Notes at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid special interest, if any, to, but excluding, the fundamental change repurchase date. The definition of Fundamental Change includes certain business combination transactions involving the Company and certain de-listing events with respect to the Company’s common stock.

The Notes will have customary provisions relating to the occurrence of “Events of Default” (as defined in the Indenture), which include the following: (i) certain payment defaults on the Notes (which, in the case of a default in the payment of special interest on the Notes, will be subject to a 30-day cure period); (ii) the Company’s failure to send certain notices under the Indenture within specified periods of time; (iii) the Company’s failure to comply with certain covenants in the Indenture relating to the Company’s ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to another person; (iv) a default by the Company in its other obligations or agreements under the Indenture or the Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture; (v) certain defaults by the Company or any of its subsidiaries with respect to indebtedness for borrowed money of at least $25,000,000; (vi) the rendering of certain judgments against the Company or any of its subsidiaries for the payment of at least $25,000,000, where such judgments are not discharged or stayed within 60 days after the date on which the right to appeal has expired or on which all rights to appeal have been extinguished; and (vii) certain events of bankruptcy, insolvency and reorganization involving the Company or any of the Company’s significant subsidiaries.

If an Event of Default involving bankruptcy, insolvency or reorganization events with respect to the Company (and not solely with respect to a significant subsidiary of the Company) occurs, then the principal amount of, and all accrued and unpaid special interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any person. If any other Event of Default occurs and is continuing, then, the Trustee, by notice to the Company, or noteholders of at least 25% of the aggregate principal amount of Notes then outstanding, by notice to the Company and the Trustee, may declare the principal amount of, and all accrued and unpaid special interest on, all of the Notes then outstanding to become due and payable immediately. However, notwithstanding the foregoing, the Company may elect, at its option, that the sole remedy for an Event of Default relating to certain failures by the Company to comply with certain reporting covenants in the Indenture consists exclusively of the right of the noteholders to receive special interest on the Notes for up to 180 days at a specified rate per annum not exceeding 0.50% on the principal amount of the Notes.

The above description of the Indenture and the Notes is a summary and is not complete. A copy of the Indenture and the form of the certificate representing the Notes are filed as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the Indenture and the Notes set forth in such exhibits.

Capped Call Transactions

In connection with the pricing of the Notes on March 2, 2021, the Company entered into privately negotiated capped call transactions (collectively, the “Capped Call Transactions”) with Deutsche Bank AG, London Branch, Citibank, N.A., HSBC Bank USA and Royal Bank of Canada (collectively, the “Option Counterparties”) pursuant to capped call confirmations in substantially the form filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference. The Capped Call Transactions cover, subject to anti-dilution adjustments substantially similar to those applicable to the Notes, the aggregate number of shares of the Company’s common stock that initially underlie the Notes, and are expected generally to reduce potential dilution to the Company’s common stock upon any conversion of Notes and/or offset any potential cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap, based on the cap price of the Capped Call Transactions. The cap price of the Capped Call Transactions is initially $250.48, which represents a premium of about 100% over the last reported sale price of the Company’s common stock on March 2, 2021. The cost of the Capped Call Transactions was approximately $41.2 million. If the Initial Purchasers exercise their option to purchase additional Notes, then the Company intends to use a portion of the additional net proceeds to fund the cost of entering into additional capped call transactions.

The Capped Call Transactions are separate transactions, in each case entered into between the Company and the respective Option Counterparty and are not part of the terms of the Notes and will not affect any holder’s rights under the Notes. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.

The above description of the Capped Call Transactions is a summary and is not complete, and the above description is qualified by reference to the terms of the form of confirmation of base call option transaction set forth in Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Off-Balance Sheet Arrangement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and for resale by the Initial Purchasers to persons reasonably believed to be “qualified institutional buyers,” as defined in and pursuant to the exemption from registration requirements provided by Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement pursuant to which the Company sold the Notes to the Initial Purchasers. The shares of the Company’s common stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

To the extent that any shares of the Company’s common stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and any resulting issuance of shares of the Company’s common stock.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of March 5, 2021, between Haemonetics Corporation and U.S. Bank National Association, as trustee.

4.2	Form of certificate representing the 0.00% Convertible Senior Notes due 2026 (included as Exhibit A to Exhibit 4.1).

10.1	Form of Confirmation of Call Option Transaction.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAEMONETICS CORPORATION

Date: March 5, 2021	By:	/s/ Christopher A. Simon
	Name:	Christopher A. Simon
	Title:	President and Chief Executive Officer